Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom (uk) llp

22 BISHOPSGATE

London EC2N 4BQ

________ TEL: (020) 7519-7000 FAX: (020) 7519-7070 www.skadden.com	AFFILIATE OFFICES ----------- BOSTON CHICAGO HOUSTON LOS ANGELES NEW YORK PALO ALTO WASHINGTON, D.C. WILMINGTON ----------- ABU DHABI BEIJING BRUSSELS FRANKFURT HONG KONG MUNICH PARIS
September 25, 2026	SÃO PAULO SEOUL SINGAPORE TOKYO TORONTO

Avalanche Treasury Corporation

11 W. 42nd Street 2nd Floor

New York, NY 10036

RE:	Avalanche Treasury Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special United States counsel to Avalanche Treasury Corporation, a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (together with the exhibits thereto, the “Registration Statement”) to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Registration Statement relates to the issuance and sale by the Company of up to 9,000,000 shares (the “Plan Shares”) of the Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”) issuable pursuant to Company’s 2026 Omnibus Incentive Plan (the “Plan”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act (the “Rules and Regulations”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)           the Registration Statement in the form to be filed with the Commission on the date hereof;

(b)           a copy of the Plan;

Avalanche Treasury Corporation

September 25, 2026

(c)           an executed copy of a certificate of Laine Mihalchick Moljo, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(d)           a copy of the Company’s Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of September 25, 2026, and certified pursuant to the Secretary’s Certificate, as being in effect as of the date of the resolutions referred to below (the “Certificate of Incorporation”);

(e)           a copy of the Company’s Amended and Restated Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of September 25, 2026, and certified pursuant to the Secretary’s Certificate, as being in effect as of the date hereof (the “Amended and Restated Certificate of Incorporation”);

(f)            a copy of the Company’s Bylaws, as in effect as of the date of the resolutions referred to below, certified pursuant to the Secretary’s Certificate;

(g)           a copy of the Company’s Amended and Restated Bylaws, certified pursuant to the Secretary’s Certificate, as being in effect as of the date hereof (the “Amended and Restated Bylaws”); and

(h)           a copy of certain resolutions of the Board of Directors of the Company relating to the approval of the Plan and certain related matters adopted on June 11, 2026, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate.

Avalanche Treasury Corporation

September 25, 2026

In rendering the opinion stated herein, we have also assumed that (i) the Plan Shares will be issued in book-entry form and an appropriate account statement evidencing the Plan Shares credited to a recipient’s account maintained with the Company’s transfer agent and registrar has been or will be issued by the Company’s transfer agent and registrar, (ii) the issuance of the Plan Shares have been or will be properly recorded in the books and records of the Company, (iii) each award agreement under which options, stock appreciation rights, restricted stock, restricted stock units, stock bonuses or other stock-based awards have been or will be granted pursuant to the Plan (each, an “Award Agreement”) is or will be consistent with the Plan, (iv) each Award Agreement has been or will be duly authorized, validly executed and delivered by the parties thereto, (v) the Company’s authorized capital stock is as set forth in the Amended and Restated Certificate of Incorporation, and we have relied solely on the certified copy thereof certified by the Secretary of State of the State of Delaware and have not made any other inquiries or investigations, (vi) the Company will continue to have sufficient authorized shares of Class A Common Stock, (vii) the issuance of the Plan Shares does not and will not violate any statute to which the Company or such issuance is subject (except that we do not make this assumption with respect to the DGCL (as defined below), and (viii) the issuance of the Plan Shares does not and will not conflict with or constitute a violation of, or a breach under, or require the consent or approval of any other person under, any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws).

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Plan Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Plan Shares are issued to the participants in accordance with the terms and conditions of the Plan and the applicable Award Agreement for consideration in an amount at least equal to the par value of such Plan Shares, the Plan Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission promulgated under the Securities Act. This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP
Skadden, Arps, Slate, Meagher & Flom LLP